EXHIBIT 2.1
                                                                     -----------

                                                                  EXECUTION COPY

                       AMENDMENT TO ARRANGEMENT AGREEMENT

THIS AGREEMENT (this "AGREEMENT") is made as of January 9, 2007, by and among L-1 Identity Solutions, Inc., a Delaware corporation ("PARENT"), 6653375 Canada Inc., a corporation incorporated under the Canada Business Corporations Act and a wholly-owned subsidiary of Parent ("PURCHASER"), and Comnetix Inc., a corporation incorporated under the Canada Business Corporations Act (the "COMPANY").

WHEREAS Parent, Purchaser and the Company entered into an arrangement agreement dated as of November 15, 2006 (the "ARRANGEMENT AGREEMENT"); and

WHEREAS Parent, Purchaser and the Company wish to amend the Arrangement Agreement and the Plan of Arrangement in the manner set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

1. Capitalized terms not defined in this Agreement shall have the respective meanings attributed to them in the Arrangement Agreement.

2. The third recital to the Arrangement Agreement is amended by deleting the figure "US$0.82" and inserting in its place "US$1.05".

3. The definition of "Drop Dead Date" in section 1.01(a) of the Arrangement Agreement is amended by deleting the date "February 28, 2007" and inserting in its place "March 29, 2007".

4. The definition of "In-the-Money Options" in section 1.01(a) of the Arrangement Agreement is amended by deleting the figures "US$0.82" and "438,625" and inserting in their place "US$1.05" and "724,808", respectively.

5. Section 6.09(c) of the Arrangement Agreement is amended by deleting the figure "US$160,000" and inserting in its place "US$285,000".

6. Section 6.14 of the Arrangement Agreement is amended as follows: (a) in the first sentence, by deleting the figure "US$1,327,000" and inserting in its place "US$1,102,000"; (b) in item (v), by deleting the figure "US$160,000" and inserting in its place "US$285,000"; and (c) in the eleventh sentence, by deleting the figure "US$1,250,000" and inserting in its place "US$1,025,000".

7. Section 7.02(f) of the Arrangement Agreement is amended by deleting the figure "US$12,500,000" and inserting in its place "US$16,000,000".

8. Section 8.05(b) of the Arrangement Agreement is amended by deleting the figure "US$0.82" and inserting in its place "US$1.05".

9. The definition of "Drop Dead Date" in section 1.1 of the Plan of Arrangement is amended by deleting the date "January 31, 2007" and inserting in its place "March 29, 2007".

10. Section 2.2(a) of the Plan of Arrangement is amended by deleting the figures "US$0.82" and "US$12,500,000" and inserting in their place "US$1.05" and "US$16,000,000", respectively.

11. A copy of the Plan of Arrangement, as amended by this Agreement (the "AMENDED PLAN OF ARRANGEMENT"), is annexed as Schedule A to this Agreement. In accordance with section 5.1(1) of the Plan of Arrangement, the Company shall, as soon as practical and not later than one Business Day after the date of this Agreement, file a copy of the Amended Plan of Arrangement with the Court.

12. Other than as amended by this Agreement, the Arrangement Agreement and the Plan of Arrangement shall remain in full force and effect.

13. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent mandatorily governed by the law of another jurisdiction. Each of the parties hereto (i) irrevocably consents to the exclusive jurisdiction and venue of the Courts of the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, except as has otherwise been agreed to with respect to the consideration of the Arrangement by the Court, and (ii) waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

14. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transaction. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transaction, as applicable, by, among other things, the mutual waivers and certifications in this Section 14.

15. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                             SIGNATURE PAGE FOLLOWS




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IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

6653375 CANADA INC.                      L-1 IDENTITY SOLUTIONS, INC.



By:    /s/ Robert V. LaPenta             By:       /s/ Robert V. LaPenta
       -----------------------------               -----------------------------
Name:  Robert V. LaPenta                 Name:     Robert V. LaPenta
Title: Chairman and President            Title:    Chairman, President and CEO


                                         COMNETIX INC.


                                         By:       /s/  Bernard W. Crotty
                                                   -----------------------------
                                         Name:     Bernard W. Crotty
                                         Title:    Chairman and CEO

                                         By:
                                                   -----------------------------
                                         Name:
                                         Title:








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                                   SCHEDULE A


                          AMENDED PLAN OF ARRANGEMENT

                                    ANNEX II

                               PLAN OF ARRANGEMENT
                               PLAN OF ARRANGEMENT
                                UNDER SECTION 192
                     OF THE CANADA BUSINESS CORPORATIONS ACT

                                   ARTICLE 1
                                 INTERPRETATION

         SECTION 1.1  DEFINITIONS

         In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

         "ARRANGEMENT" means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.02 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order.

         "ARRANGEMENT AGREEMENT" means the arrangement agreement made as of the 15th day of November, 2006 among Parent, the Purchaser and the Company, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement.

         "ARRANGEMENT RESOLUTION" means the special resolution of the Company Securityholders approving the Plan of Arrangement as required by the Interim Order and applicable law, to be substantially in the form attached to the Circular.

         "ARTICLES OF ARRANGEMENT" means the articles of arrangement of the Company in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made.

         "BUSINESS DAY" means any day on which banks are not required or authorized to close in The City of New York or in Toronto.

         "CASH CONSIDERATION" has the meaning ascribed thereto in Section 2.2(a) of this Plan of Arrangement.

         "CBCA" means the Canada Business Corporations Act as in effect as of the date hereof and as may be amended from time to time prior to the Effective Time.

         "CERTIFICATE" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to Section 192(7) of the CBCA after the Articles of Arrangement have been filed.

         "CIRCULAR" means the notice of the Company Meeting, accompanying management proxy circular and forms of proxy, including all appendices thereto, to be sent to the Company Securityholders in connection with the Company Meeting, as may be amended from time to time.

         "COMPANY" means Comnetix Inc., a corporation existing under the CBCA.

         "COMPANY COMMON STOCK" means the Company's common shares without par value.

         "COMPANY MEETING" means the special meeting of the Company Securityholders, including any adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement.

         "COMPANY SECURITYHOLDERS" means the Company Shareholders and Company Warrantholders.

         "COMPANY SHAREHOLDERS" means the holders of Company Common Stock.

         "COMPANY WARRANTHOLDERS" means the holders of Company 2007 Warrants.

         "COMPANY 2007 WARRANTS" means the warrants of the Company issued on January 29, 2004 and exercisable for an aggregate of 342,251 shares of Company Common Stock at any time prior to April 22, 2007, at an exercise price of $2.00 per share of Company Common Stock.

         "COURT" means the Superior Court of Justice (Ontario).

         "DEPOSITARY" means such trust company or other Person as may be appointed by Parent, from time to time, to act as depositary for the purpose of the Arrangement.

         "DIRECTOR" means the Director appointed pursuant to Section 260 of the CBCA.

         "DISSENT RIGHTS" has the meaning ascribed thereto in Section 3.1.

         "DROP DEAD DATE" means March 29, 2007, or such later date as may be mutually agreed by the parties to the Arrangement Agreement.

         "EFFECTIVE DATE" means the date shown on the Certificate, provided that such date occurs on or prior to the Drop Dead Date.

         "EFFECTIVE TIME" means 12:01 a.m. (Toronto time) on the Effective Date.

         "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed.

         "GOVERNMENTAL AUTHORITY" means: (i) any domestic or foreign, national, federal, provincial, state, county, local, municipal or regional government or body; (ii) any multinational, multilateral or international body; (iii) any subdivision, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies; (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies; (v) any domestic, foreign, international, multilateral or multinational judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel; or (vi) any person employed by, acting for, or on behalf of, any of the foregoing bodies.


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


         "HOLDERS" means the holders of Company Common Stock shown from time to time in the register maintained by or on behalf of the Company in respect of the Company Common Stock.

         "INTERIM ORDER" means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by Section
         2.02 of the Arrangement Agreement.

         "LETTER OF TRANSMITTAL" means the letter of transmittal for use by the Company Shareholders, in the form accompanying the Circular.

         "MEETING DATE" means the date of the Company Meeting.

         "NOON SPOT RATE" means, on any day, the Noon Spot Rate on such day of the Bank of Canada for one Canadian dollar expressed in U.S. dollars.

         "PARENT" means L-1 Identity Solutions, Inc., a corporation existing under the laws of the State of Delaware.

         "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

         "PURCHASER" means 6653375 Canada Inc., a corporation existing under the CBCA.

         "WARRANT CONSIDERATION" means with respect to each share of Company Common Stock that would be issuable upon the due exercise of a Company 2007 Warrant, an amount equal to $0.03 per share, payable in cash.

         SECTION 1.2  SECTIONS AND HEADINGS

         The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.

         SECTION 1.3  NUMBER, GENDER AND PERSONS

         In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

         SECTION 1.4  CURRENCY

         Except as expressly indicated otherwise, all sums of money referred to in this Plan of Arrangement are expressed and shall be payable in Canadian dollars.

         SECTION 1.5  TIME

         Time shall be of the essence in each and every matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time in Toronto, Ontario.


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



         SECTION 1.6  DATE FOR ANY ACTION

         If the date on which any action is required to be taken hereunder is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

                                    ARTICLE 2
                                   ARRANGEMENT

         SECTION 2.1  BINDING EFFECT

         This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) Parent, (iii) the Purchaser, and (iv) all holders and all beneficial holders of the Company Common Stock and Company 2007 Warrants.

         SECTION 2.2  ARRANGEMENT

         Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

         (a) each of the outstanding shares of Company Common Stock that is not held by a holder who has exercised its Dissent Rights and is ultimately entitled to be paid the fair value of its shares of Company Common Stock (other than shares of Company Common Stock held by Parent or the Purchaser or any affiliate thereof) will be transferred by the holder thereof to the Purchaser in exchange for US $1.05 per share of Company Common Stock, payable in cash, subject to adjustment in accordance with Section 6.15 of the Arrangement Agreement (the "CASH CONSIDERATION"). Notwithstanding any other provision in this Plan of Arrangement or the Arrangement Agreement, subject to
                  Section 6.10 of the Arrangement Agreement, in no event shall the number of shares of Company Common Stock outstanding at the Effective Time exceed 15,235,903 shares of Company Common Stock, and in no event shall the aggregate Cash Consideration exceed US $16,000,000;

         (b) each share of Company Common Stock in respect of which Dissent Rights have been exercised shall be and shall be deemed to be transferred to the Purchaser with the Purchaser and the Parent being jointly and severally obligated to pay therefor the amount determined in accordance with Article 3 of this Plan of Arrangement;

         (c) with respect to each share of Company Common Stock acquired or transferred in accordance with Section 2.2(a) or Section 2.2(b):

                  (i) the holder thereof shall cease to be the holder of such share of Company Common Stock and the name of such holder shall be removed from the register of holders of Company Common Stock;

                  (ii) the certificate representing such share of Company Common Stock shall be deemed to have been canceled as of the Effective Time;

                  (iii) the holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and


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



                           waivers, statutory or otherwise, required to acquire or transfer such shares in accordance with Section 2.2(a) or Section 2.2(b); and

                  (iv) the Purchaser shall be and shall be deemed to be the transferee of such share of Company Common Stock if transferred in accordance with Section 2.2(a) or
                           Section 2.2(b) and shall be entered in the register of registered holders of the Company as the legal holder of such shares of Company Common Stock.

         (d) each outstanding Company 2007 Warrant (other than Company 2007 Warrants held by Parent or the Purchaser or any affiliate thereof) will be transferred by the holder thereof to the Company in exchange for the Warrant Consideration;

         (e) with respect to each Company 2007 Warrant acquired or transferred in accordance with Section 2.2(d):

                  (i) the holder thereof shall cease to be the holder of such Company 2007 Warrant and the name of such holder shall be removed from the register of holders of Company 2007 Warrants;

                  (ii) the certificate representing such Company 2007 Warrant shall be deemed to have been cancelled as of the Effective Time;

                  (iii) the holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to acquire or transfer such Company 2007 Warrant in accordance with Section 2.2(d); and

                  (iv) the Company shall be and shall be deemed to be the transferee of the Company 2007 Warrants transferred in accordance with Section 2.2(d) and shall be entered in the register of holders of the Company 2007 Warrants as the legal holder of such Company 2007 Warrants.

                                   ARTICLE 3
                                RIGHTS OF DISSENT

         SECTION 3.1  RIGHTS OF DISSENT

         Holders of the Company Common Stock may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 190 of the CBCA and this Section 3.1 (the "DISSENT RIGHTS") in connection with the Arrangement; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Toronto time) on the Business Day preceding the Company Meeting. Holders of the Company Common Stock who duly exercise such rights of dissent and who:

         (a) are ultimately determined to be entitled to be paid fair value for their Company Common Stock shall be deemed to have transferred such Company Common Stock to the Purchaser in accordance with Section 2.2(b) hereof to the extent the fair value therefor is paid by the Purchaser; or



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



         (b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Company Common Stock shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of the Company Common Stock and shall receive from the Purchaser the Cash Consideration on the basis determined in accordance with, Section 2.2(a) hereof;

but in no case shall Parent, the Purchaser, the Company or any other Person be required to recognize such holders as holders of Company Common Stock after the Effective Time, and the names of such holders of Company Common Stock shall be deleted from the registers of holders of Company Common Stock at the Effective Time,

                                   ARTICLE 4
                            CERTIFICATES AND CHEQUES

         SECTION 4.1  EXCHANGE OF CERTIFICATES FOR CASH CONSIDERATION

         At or prior to the Effective Time, the Purchaser shall deposit with the Depositary an amount equal to the product of the Cash Consideration and the number of shares of Company Common Stock acquired by the Purchaser pursuant to
Section 2.2(a). Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were exchanged for the Cash Consideration under the Arrangement, together with a duly completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of the Company and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a cheque in an amount equal to the product of the Cash Consideration and the number of shares of Company Common Stock represented by such certificate, and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of shares of the Company, a cheque in an amount equal to the Product of the Cash Consideration and the number of such shares may be issued to the transferee if the certificate representing such shares of Company Common Stock is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented one or more outstanding shares of Company Common Stock that were exchanged for the Cash Consideration shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender a cheque in an amount equal to the product of the Cash Consideration and the number of shares of Company Common Stock represented by such certificate.

         SECTION 4.2  LOST CERTIFICATES

         In the event any certificate which immediately prior to the Effective Time represented one or more outstanding shares of Company Common Stock that were exchanged pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, a cheque in an amount equal to the product of the Cash Consideration and the number of shares of Company Common Stock represented by such lost, stolen or destroyed certificate deliverable in accordance with the terms of the Arrangement. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cheque is to be issued shall, as a condition precedent to


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



the issuance thereof, give a bond reasonably satisfactory to Parent and its transfer agent in such sum as Purchaser or Parent may direct or otherwise indemnify Purchaser and Parent in a manner reasonably satisfactory to Purchaser and Parent against any claim that may be made against Purchaser or Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

         SECTION 4.3  EXTINCTION OF RIGHTS

         Subject to any applicable laws, any certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were exchanged pursuant to Section 2.2 that is not deposited with all other instruments required by Section 4.1 on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a creditor of the Purchaser for the Cash Consideration. On such date, the amount to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Purchaser. None of Parent, Purchaser or the Depositary shall be liable to any person in respect of any amount (including interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 4.4  WITHHOLDING RIGHTS

         Purchaser, Parent and the Depositary shall be entitled to deduct and withhold from the Cash Consideration payable to any former holder of Company Common Stock, or from the Warrant Consideration payable to a former Company Warrantholder, such amounts as Purchaser, Parent or the Depositary is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder in respect of which such deduction and withholding was made, provided that such withheld amounts arc actually remitted to the appropriate taxing authority.

         SECTION 4.5       EXCHANGE OF COMPANY 2007 WARRANTS

         Upon surrender to the Company for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company 2007 Warrants that were exchanged for the Warrant Consideration under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the Company 2007 Warrants formerly represented by such certificate under the terms of the Company 2007 Warrants and such additional documents and instruments as the Company may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Company shall deliver to such holder, a cheque representing the Warrant Consideration which such holder has the right to receive, and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company 2007 Warrants which is not registered in the transfer register of the Company 2007 Warrants, a cheque representing the Warrant Consideration may be issued to the transferee if the certificate representing such Company 2007 Warrants is presented to the Company, accompanied by all documents required to evidence and effect such transfer and such additional documents and instruments as the Company may reasonably require. Until surrendered as contemplated by this Section 4.5, each certificate which immediately prior to the Effective Time represented outstanding Company 2007 Warrants that were exchanged for the Warrant Consideration shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender a cash payment representing the Warrant Consideration.



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



         SECTION 4.6 EXTINCTION OF RIGHTS OF COMPANY 2007 WARRANTS

         Subject to any applicable laws, any certificate which immediately prior to the Effective Time represented outstanding Company 2007 Warrants that was exchanged pursuant to Section 2.2 that is not deposited with the Company together with all other instruments required by Section 4.5 on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a creditor of the Company for the Warrant Consideration. On such date, the Warrant Consideration to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to the Company. None of the Company, Parent or Purchaser shall be liable to any person in respect of any amount (including interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE 5
                                   AMENDMENTS

         SECTION 5.1  AMENDMENTS TO PLAN OF ARRANGEMENT

(1) The Company reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Parent,
         (iii) filed with the Court and, if made following the Company Meeting, approved by the Court and (iv) communicated to the Company Securityholders.

(2) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that Parent shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Company Securityholders voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(3) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Company Meeting shall be effective only if (i) it is consented to by each of the Company and Parent and (ii) if required by the Court, it is communicated to or consented to by the Company Securityholders.

                                   ARTICLE 6
                               FURTHER ASSURANCES

         SECTION 6.1  FURTHER ASSURANCES

         Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.



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